                                                                EXHIBIT 23.2

The Board of Directors
Price Communications Wireless, Inc. (formerly Palmer Wireless, Inc.):

We consent to incorporation by reference in the registration statement No. 333-44089 on Form S-3 and the registration statement No. 33-62568 on Form S-8 of Price Communications Corporation of our report dated January 30, 1997, relating to the consolidated balance sheet of Palmer Wireless, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1997, annual report on Form 10-K of Price Communications Corporation.


                                             KPMG Peat Marwick LLP

Des Moines, Iowa
April 14, 1998